Exhibit 99.1

CytRx Issues Open Letter to Stockholders Regarding Recent Corporate Progress

Thanks Stockholders for Supporting Important Proposal at Recent Special Meeting

LOS ANGELES—(BUSINESS WIRE)—CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a biopharmaceutical innovator focused on research and development of life-saving cancer therapeutics, today issued the below letter to stockholders.

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Dear Stockholders,

As we stated at the start of this year, it is the beginning of a new day at CytRx. We know 2022 is a pivotal year for us as we make personnel changes, streamline the business and reenergize innovation of our high-potential Linker Activated Drug Release (“LADR”) platform for the targeted delivery of cancer therapeutics. While there is a lot of work ahead to drive value and sustain your trust, please know that our new leadership team has taken a number of steps in the first quarter:

●	Integrated Centurion BioPharma Corporation (“Centurion BioPharma”) and its assets into our corporate structure. We believe the LADR platform can help save lives by making cancer drugs work better with an improved safety profile. Our first-generation LADR drug, Aldoxorubicin, has been out-licensed to ImmunityBio, Inc. for royalty and milestone payments of up to $343 million and has produced positive preliminary Phase II data in pancreatic cancer. Our next-generation LADR drugs have undergone extensive testing and development and are not far from being ready for first-in-human studies. These valuable assets belong 100% to CytRx stockholders, so we have folded Centurion BioPharma and the LADR assets into CytRx. This consolidation simplifies our corporate structure and saves money that was being expended on the maintenance of Centurion BioPharma.

●	Initiated a refresh of our Board of Directors (the “Board”). Steven Kriegsman has retired from the Board and Chairman Dr. Louis Ignarro will retire from the Board prior to the 2022 Annual Meeting. A new independent director, Dr. Jennifer Simpson, joined the Board in 2021, and an additional independent director has been identified and will join the Board as of the 2022 Annual Meeting.

●	Stepped up communication and engagement with stockholders to explain our long-term vision. Management has more directly engaged with stockholders to make sure we hear and respond to your concerns, and to ensure that we clearly communicate our plan to increase the value of our core assets. This outreach has included direct contact from Company management to stockholders both large and small, and many of the changes made over the past weeks have been a direct result of this communication, so we thank stockholders for taking the time to talk with us and for sharing your ideas.

●	Recently obtained requisite support from stockholders to increase our number of shares of authorized Common Stock. We greatly appreciate that approximately 73% of stockholders who voted at our recent special meeting supported this important proposal. Authorizing additional Common Shares to convert Armistice Capital’s Preferred Shares to Common Shares saves the Company approximately $1 million in cash that would have been paid to Armistice Capital.

Our go-forward priorities include containing costs while exploring partnerships and pathways for advancing our next-generation LADR drugs to human clinical trials. We will remain disciplined and focused as we seek to realize this potential for the benefit of all stockholders.

Thank you and we look forward to continuing to engage with you.

Stephen Snowdy, Ph.D.

Chief Executive Officer

CytRx Corporation

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Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only CytRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of CytRx’s control. Forward-looking statements include those relating to the offering of CytRx’s securities, including as to the consummation of the offering described above, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering, which may be affected by, among others, delays in satisfying or failure to satisfy closing conditions for the registered direct offering and the concurrent private placement and adverse changes in general economic and market conditions. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the CytRx with the SEC, including disclosures under the heading “Risk Factors”, and current reports filed since the date of the CytRx’s most recent annual report. All forward-looking statements are based upon information available to the CytRx on the date the statements are first published. The CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About CytRx

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in two indications, including Niemann-Pick disease Type C (NPC), and Gaucher disease. CytRx Corporation’s website is www.cytrx.com.

Contacts

Longacre Square Partners
Greg Marose / Bela Kirpalani
cytrx@longacresquare.com